February 28, 2011

JPMorgan Trust I

245 Park Avenue

New York, NY 10167

Dear Sirs:

J.P. Morgan Investment Management Inc, JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A until February 28, 2011. The JPMorgan Service Providers will waive fees or reimburse to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, extraordinary expenses and expenses related to the JPMorgan Funds’ Board of Trustees deferred compensation plan.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc. JPMorgan Funds Management, Inc. JPMorgan Distribution Services, Inc.

By:
Accepted by: JPMorgan Trust I

By:

JPMTI Fee Waiver Agreement

SCHEDULE A

	Class A	Class B	Class C	Select	Institutional	Class R5	Class R2	Class R6
Highbridge Dynamic Commodities Fund[1]	1.65%		2.15%	1.40%			1.20%
JPMorgan Asia Equity Fund[1]	1.75%			1.50%	1.35%
JPMorgan China Region Fund[1]	2.00%		2.50%	1.75%
JPMorgan Emerging Economies Fund[1]	1.85%		2.35%	1.60%		1.40%
JPMorgan Emerging Markets Equity Fund[1]	2.00%	2.50%	2.50%	1.75%	1.45%
JPMorgan Global Focus Fund[1]	1.45%		1.95%	1.20%		1.00%
JPMorgan Income Builder Fund[1]	0.75%		1.25%	0.60%
JPMorgan India Fund[1]	2.00%		2.50%	1.75%
JPMorgan International Currency Income Fund[1]	0.80%		1.55%	0.60%
JPMorgan International Equity Fund[1]	1.31%	1.81%	1.81%	1.06%		0.86%	1.56%	0.81%
JPMorgan International Opportunities Fund[1]	1.31%	1.92%	1.92%	1.06%	0.91%			0.81%
JPMorgan International Opportunities Plus Fund[1]	1.50%		2.00%	1.25%
JPMorgan International Realty Fund[1]	1.40%		1.90%	1.15%		0.95%
JPMorgan International Small Cap Equity Fund[1]	1.75%	2.25%		1.50%	1.35%
JPMorgan International Value Fund[1]	1.35%	1.85%	1.85%	1.10%	0.95%		1.60%	0.85%
JPMorgan Intrepid European Fund[1]	1.50%	2.00%	2.00%	1.25%	1.00%
JPMorgan Intrepid International Fund[1]	1.50%		2.00%	1.25%	1.00%		1.75%
JPMorgan Latin America Fund[1]	1.90%		2.40%	1.65%
JPMorgan Research Equity Long/Short Fund[1]	1.75%		2.25%	1.50%		1.30%
JPMorgan Research Market Neutral Fund[1]	1.50%	2.00%	2.00%	1.25%	1.00%
JPMorgan Russia Fund[1]	2.00%		2.50%	1.75%
JPMorgan Strategic Preservation Fund[1]	1.35%		1.85%	1.10%		0.90%
JPMorgan Tax Aware Equity Fund[2]	1.05%		1.55%	0.80%	0.55%
JPMorgan Tax Aware Real Return Fund[1]	0.75%		1.40%	0.65%	0.50%
JPMorgan Tax Aware U.S. Equity Fund[1]	1.05%	1.55%	1.55%	0.80%	0.55%

1	Expense limitation is in place until at least 2/29/12.
2	Expense limitation is in place until at least 3/25/12.